Exhibit 99.1

ZIM(TM)

      ZIM REPORTS 60 PERCENT INCREASE IN REVENUE FOR ITS 2004 FISCAL PERIOD

OTTAWA, CANADA - JUNE 14, 2004 - ZIM (OTCBB: ZIMCF - all figures in US dollars), a leading mobile consumer and enterprise application developer for the global two-way SMS (Short Message Service) channel, today announced its results for the ten months ended March 31, 2004. In January 2004, ZIM changed its fiscal year from May 31 to March 31 and, as a result, ZIM is reporting on the ten-month transitional period ended March 31, 2004.

Revenue for the ten months ended March 31, 2004 was $2,107,099, an increase of 60 percent from $1,316,500 for the same period last year. Approximately 76 percent of this growth is attributable to ZIM's February 10, 2004 acquisition of U.K.-based SMS firm EPL Communications Limited. SMS revenue for the ten-month period was $750,325, as compared to $64,122 for the same period last fiscal year.

Net loss for the ten months ended March 31, 2004 was $1,672,597 or $0.04 per share, compared to $1,301,878 or $0.04 per share for the ten months ended March 31, 2003. Net loss increased primarily as a result of ZIM becoming a reporting issuer during the fiscal period and one-time costs associated with the acquisition of EPL Communications.

"I am very pleased that ZIM delivered a strong year," said Dr. Michael Cowpland, President and CEO of ZIM. "We are beginning to see the success of our growth strategy."

RECENT HIGHLIGHTS AND UPDATES

o ZIM has successfully integrated and leveraged the operations of EPL Communications.

o Two carriers, Telcel (Mexico) and StarHub (Singapore), with a combined subscriber base of approximately 26 million, have begun marketing ZIM products.

o Five wireless carriers, in the United States, Australia, Malaysia and Hong Kong, and with a combined subscriber base of almost 55 million, are trialing ZIM products.

In addition, ZIM's balance sheet also strengthened over last year. In the ten months ended March 31, 2004, ZIM retired approximately $3.9 million in debt, by converting the debt into equity at the then current market price of ZIM's common shares. ZIM also increased its cash to $870,520, largely due to a private placement offering concluded in January 2004.

All figures presented are calculated in accordance with generally accepted accounting principles (GAAP) in the United States.

ABOUT ZIM

ZIM is a public company quoted on the NASDAQ owned and operated OTCBB under the ticker symbol ZIMCF. ZIM is a leader in consumer and enterprise applications for the global two-way SMS channel, including its mobile e-mail and office tools, ZIM SMS Office and ZIM SMS Mail, and its message delivery services for Bulk SMS, Premium SMS and Location Based Services (LBS). ZIM is also a provider of enterprise-class software and tools for designing, developing and manipulating database systems and applications. Through its two-way SMS expertise and mobile-enabling technologies, ZIM bridges the gap between data and mobility. For more information on ZIM and its customers, partners and products, visit: www.zim.biz.

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of Securities & Exchange Act. ZIM Corporation intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. All statements related to ZIM's financial results, growth strategy and performance, and the outcome of any

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contingencies are forward-looking statements. All forward-looking statements made in this press release are made as of the date hereof, and ZIM Corporation assumes no obligation to update the forward-looking statements included in this news release, other than as required by law. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Please refer to ZIM Corporation's filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports. Copies of these filings are available through the SEC's electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.

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For more information:

Jeremy Melhuish
Vice President
Communications and Marketing
ZIM Corporation

Text: +16138515144
Phone: 1 613.727.1397
E-mail: jmelhuish@zim.biz